EXHIBIT 99.1

STRYKER APPOINTS KEVIN LOBO TO GROUP PRESIDENT, ORTHOPAEDICS

Kalamazoo, Michigan - May 31, 2011 - Stryker Corporation (NYSE:SYK) announced today the appointment of Kevin Lobo, Group President, Neurotechnology and Spine, to the role of Group President, Orthopaedics, effective June 13, 2011. This role was formerly held by Mike Mogul, who announced his intention to join DJO Global, Inc. as CEO.  Lobo will continue to report to Chairman, President and Chief Executive Officer Stephen P. MacMillan.

"Kevin's global leadership skills and prior healthcare and medical device background position him well for this new role.  His extensive experience with globally diversified medical technology companies is a key skill set that we have already seen during his tenure at Stryker," said MacMillan.

Lobo joined Stryker in April after nearly a decade at Johnson & Johnson, where he held a number of senior level leadership roles.  In his new role, he will have responsibilities for the Company's Reconstructive, Trauma, Craniomaxillofacial (CMF), Joint Preservation, Extremities and Orthobiologics business units and will be based in Mahwah, New Jersey.

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company offers a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Contacts

For media inquiries please contact:

Emily Peck, Kwittken & Company, 646-747-7149 or stryker@kwitco.com

For investor inquiries please contact:

Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com